EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-139435, 333-146141, 333-151644, 333-161832, 333-161834, 333-164261, 333-165916, 333-168330, 333-173646, 333-179776, 333-193862, 333-211658 and 333-221655 on Form S-8 and in Registration Nos. 333-164290, 333-177118 and 333-199446 on Form S-3 of our report dated March 30, 2018, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Netlist, Inc. for the year ended December 30 , 2017.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 30, 2018